PATRIOT TRANSPORTATION HOLDING, INC.

MANAGEMENT INCENTIVE COMPENSATION PLAN

Purpose

The objective of the Patriot Transportation Holding, Inc. Management Incentive Compensation Plan (the "MIC Plan") is to advance the Company’s interests by providing cash incentive awards to executive officers and key employees of the Company and its subsidiaries based upon the achievement of objective performance goals that help to enhance shareholder value. The MIC Plan is a performance based compensation plan as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and payments under the Plan are intended to qualify for tax deductibility under Section 162(m).

Administration

The MIC Plan will be administered by members of the Compensation Committee (the “Committee”) of the Board of Directors that all qualify as “outside directors” within the meaning of Section 162(m) of the Code and “independent directors” within the meaning of the listing standards of the New York Stock Exchange.

The Committee shall have full power in its discretion to, among other things, (i) select executive officers and key employees to participate in the MIC Plan, (ii) establish performance objectives and incentive awards linked to the achievement of those performance objectives, (iii) determine other terms and conditions of incentive awards, (iv) construe and interpret the MIC Plan, (v) make all determinations and take all other actions necessary or advisable for the proper administration of the MIC Plan (v) determine the amount to be paid pursuant to each bonus award, and (vi) amend or terminate the MIC Plan. Unless otherwise provided in the MIC Plan, each determination made and each action taken by the Committee pursuant to the MIC Plan (i) shall be within the sole discretion of the Committee, (ii) may be made at any time, and (iii) shall be final, binding and conclusive for all purposes on all persons, including but not limited to, participants in the MIC Plan, their beneficiaries and legal representatives, and employees of the Company.

It is the intent of the Company that the MIC Plan satisfy the requirements of Section 162(m) of the Code, in the case of participants who are “covered employees” within the meaning of Code Section 162(m) (the “Named Executive Officers”). Nevertheless, the Committee may in its sole discretion elect to make awards to the Named Executive Officers that do not comply with Code Section 162(m). In addition, the Committee may administer the MIC Plan in a manner that applies the requirements of Section 162(m) only to persons who are Named Executive Officers and may delegate to the Chief Executive Officer the duties and functions of the Committee with respect to persons that are not named executive officers.

Eligibility

Executive officers and other key employees of the Company and its subsidiaries may be selected for participation in the MIC Plan. The Committee will determine the participants for each fiscal year.

Determination of Potential Awards

For each fiscal year and on a participant by participant basis, the Committee will establish performance objectives for each participant in the MIC Plan and a maximum cash bonus that may be earned by the participant for achievement of the performance objectives. The maximum bonus may be expressed as a percentage of base salary as of a specific date or over a specified period. The Committee also may establish a minimum performance level of achievement below which no bonus will be earned and a formula for determining the bonus if actual performance meets the minimum level but is less than the targeted performance level.

The Committee shall establish written performance objectives, bonus amounts and minimum achievement levels for executive officers for each fiscal year within 90 days after the beginning of that fiscal year. With respect to participants that are not executive officers, the Committee may delegate to the Chief Executive Officer the authority to determine participants, performance objectives, maximum bonus levels and minimum performance levels.

Performance Objectives

Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department or function within the Company or subsidiary in which the participant is employed. Performance objectives may be measured on a periodic, annual, cumulative, or average basis. In determining performance objectives, the Committee may: (a) establish the performance objectives as consisting of one or more levels of performance with respect to a given performance objective; (b) cause the performance objectives to differ for bonus awards among different employees; (c) provide that more than one performance objective is incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other; and (d) establish a matrix setting forth the relationship between performance on two or more performance goals and allocate the amount of a bonus award among performance goals.

Performance objectives may be expressed in terms of the following business criteria:

• net income;
• free cash flow;
• earnings per share;
• operating income;
• operating cash flow;
• earnings before income taxes and depreciation;
• earnings before interest, taxes, depreciation and amortization;
• operating margins;
• reductions in operating expenses;
• sales or return on sales;
• total shareholder return;
• return on equity;
• return on total capital;

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• return on invested capital;
• return on assets;
• economic value added;
• cost reductions and savings;
• increase in surplus; or
• productivity improvements.

Performance objectives may also be based on an employee’s attainment of personal objectives with respect to any of the foregoing criteria or other criteria such as growth and profitability, customer satisfaction, leadership effectiveness, business development, negotiating transactions, and sales or developing long term business goals.

Determination of Achievement Level and Payment

Promptly after the necessary financial or other information for a particular fiscal year becomes available, the Committee will determine the amount, if any, of the bonus payable to each participant for that fiscal year and will, in the case of Named Executive Officers, certify in writing prior to payment that the performance objectives and any other required terms and conditions to the award were in fact satisfied.

A participant’s bonus for a fiscal year will be paid within 90 days (or such other time period permitted by applicable law) following the end of the applicable fiscal year. The Committee may, however, establish a separate arrangement pursuant to which payment of all or a portion of a participant’s incentive award for a fiscal year may or must be deferred. It is intended that any such arrangement will comply with the requirements of Section 409A of the Code.

Maximum Individual Award

The maximum bonus which any participant may earn under the MIC Plan for any fiscal year shall not exceed $2 million.

Maximum Bonus Pool

The total bonus pool under the MIC Plan for Named Executive Officers in any fiscal year is limited to 10% of the Company’s consolidated income before income taxes for that fiscal year.

Termination of Employment

Unless the Committee determines otherwise, no bonus will be payable to a participant if the participant’s employment terminates for any reason at any time prior to the scheduled payment date.

Amendment or Termination of MIC Plan

The Committee may amend or terminate the Plan at any time. Any amendment to the MIC Plan shall require shareholder approval only to the extent required by Section 162(m) of the Code or any other applicable law or the listing standards of the New York Stock Exchange.

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Term of the Plan

This Management Incentive Compensation Plan shall be effective upon adoption by the Board of Directors of the Company, and no amounts may be paid with respect to periods after fiscal 2015 prior to such approval. Unless sooner terminated by the Committee, the MIC Plan will continue through the date of the annual meeting of shareholders of the Company (or any adjournment thereof) in 2024.

Governing Law

The MIC Plan and each award made under the MIC Plan shall be governed by the laws of the State of Florida, without regard to conflicts of law principles.

No Rights Conferred

Nothing contained herein will be deemed to give any person any right to participate in or receive an incentive compensation award under the MIC Plan or to be retained in the employ or service of the Company or any subsidiary or interfere with the right of the Company or any subsidiary to terminate the employment or other service of any person for any reason.

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